As filed with the Securities and Exchange Commission on August
5, 1998

Registration Statement No. 333-


SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

STOCKER & YALE, INC.
(Exact name of Registrant as specified in its charter)

Massachusetts	04-2114473
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
____________________
32 Hampshire Road
Salem, New Hampshire  03079
(603) 893-8778
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)
____________________

Mark W. Blodgett
Chairman and Chief Executive Officer
Stocker & Yale, Inc.
32 Hampshire Road
Salem, New Hampshire  03079
(603) 893-8778
(Name, address, including zip code, and telephone number,
including area code of agent for service)
____________________

Copies of all communications should be sent to:

Stuart M. Cable, Esq.
Goodwin, Procter & Hoar LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000
____________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration
Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (x)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) "

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

CALCULATION OF REGISTRATION FEE



Title of Each Class of Securities to Be Registered:
Common Stock, $0.001 par value

Amount to Be Registered:
350,000 Shares

Proposed Maximum Offering Price Per Share(1):
$3.15625

Proposed Maximum Aggregate Offering Price(1):
$1,104,687.50

Amount of Registration Fee:
$326

(1) Based upon the average of the high and low sale prices reported on the Nasdaq SmallCap Market System on July 29,
1998 and estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

_________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 5, 1998
Information
contained
herein
is
subject
to
completion or
amendment.  A
Registration
Statement
relating to
these
securities has
been filed
with the
Securities and
Exchange
Commission but
has not
yet been
declared
effective.
These
securities may
not be sold
nor may
offers
to buy be
accepted prior
to the time
the
Registration
Statement
becomes
effective.
This
prospectus
shall not
constitute an
offer
to sell
or the
solicitation
of an offer
to buy
nor shall
there
by any
sale of
these
securities in
any State
in which
such offer,
solicitation
or sale
would be
unlawful prior
to registration
or qualification
under the
securities
laws of
any such
State.

PROSPECTUS

350,000

STOCKER & YALE, INC.


Shares of Common Stock


This Prospectus relates to the possible offer and sale from time to time of up to 350,000 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of Stocker & Yale, Inc. (the "Company") by certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders may sell the Shares from time to time in transactions on the Nasdaq SmallCap Market System, in negotiated transactions or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. See "Selling Stockholders" and "Plan of Distribution." Each of the Selling Stockholders reserves the right to accept or reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. The Common Stock of the Company is traded under the symbol "STKR" on the Nasdaq SmallCap Market. On July 29, 1998, the reported closing price for the Common Stock on the Nasdaq SmallCap Market was $3.0625 per share.

The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares (other than underwriting discounts and selling commissions).


See "Risk Factors" beginning on page 3 for a discussion of certain factors which should be considered by prospective investors in purchasing the shares of Common Stock offered hereby.





THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for a description of certain indemnification arrangements between the Company and the Selling Stockholders.



The date of this Prospectus is August ___, 1998

	AVAILABLE INFORMATION

No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or, if applicable, any accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus or any accompanying Prospectus Supplement nor any sale made hereunder of thereunder shall, under any circumstances, create an implication that the information contained herein or in any accompanying Prospectus Supplement is correct as of any date subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or hereof. Neither this Prospectus nor any accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy Shares in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The Company has filed with the Securities and Exchange
Commission (the "Commission"), Washington, D.C. 20549, a
Registration Statement on Form S-3 (No. 333-           ) (which
term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. For further information with respect to the Company and the securities covered hereby, reference is made to the Registration Statement and to the exhibits thereto filed as a part thereof. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference section of the Commission at its principal office in Washington, D.C. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that are filed electronically with the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files proxy statements, reports and other information with the Commission. Such proxy statements, reports and other information filed by the Company may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission described above. The Common Stock of the Company is traded on the Nasdaq SmallCap Market System.
Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents previously filed by the Company with the Commission are incorporated in, and made a part of, this Prospectus by reference as of their respective dates: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; (2) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998; (3) the Company's Current Report on Form 8-K, filed on May 27, 1998, as amended by the Form 8-K/A filed on July 27, 1998; and (4) the description of the Company's common stock, $.001 par value, contained in the Company's registration statement on Form 10-SB/A dated December 29, 1995, filed with the Securities and Exchange Commission pursuant to
Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating such description.

Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document. In addition, all documents filed with the Commission by the Company pursuant to the Exchange Act after the date of the initial Registration Statement and prior to the effectiveness of the Registration Statement shall be deemed to be incorporated by reference into this Prospectus.
Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon request, a copy of any or all of the documents that have been incorporated by reference into the Registration Statement of which this Prospectus is a part, other than exhibits to such documents. Requests should be addressed to: Stocker & Yale, Inc., 32 Hampshire Road, Salem, New Hampshire 03079, Attention: Ms. Susan Sundell (telephone number (603) 893-8778).

This Prospectus, including the information incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements include, among other things, statements regarding the intent, belief or expectation of Stocker
& Yale, Inc. ("Stocker & Yale" or the "Company") and its directors and officers with respect to: (i) the Company's strategies for future growth, both short-term and long-term, (ii) potential acquisitions or dispositions of other businesses, assets or product lines, or the integration of any such acquisition into the Company's operations, (iii) the industrial lighting industry, the machine tool components and material handling industry, or any other industries or markets in which the Company's products are sold, (iv) general economic conditions, (v) trends affecting the Company's financial condition and results of operations. Stockholders are cautioned that, while forward-looking statements reflect the Company's good faith beliefs, they are not guarantees of future performance and involve known and unknown risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. The following discussion of risk factors, in addition to other information contained in this Prospectus and in the documents set forth under "Available Information" and "Incorporation of Documents by Reference," identify certain factors that could cause such differences and that should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.


RISK FACTORS

Competition

The Company operates in a highly competitive marketplace. The Company believes that participants in its respective markets compete primarily on the basis of product characteristics (such as design, style and functional performance), product quality, service, brand name recognition and price. Some of the Company's competitors have greater financial and other resources than the Company, and the Company's cash flow from operations could be adversely affected by competitors' new product innovations and pricing changes made by the Company in response to competition from existing or new competitors. The level of competition in the markets in which the Company operates can have a substantial detrimental effect on the prices that the Company can charge for its products and, consequently, can adversely impact the Company's revenues and profitability. The Company's future results will depend in part on the Company's ability to enhance its existing products and introduce new products. New product introductions can be unsuccessful, and successful product introductions can be displaced by product innovations subsequently introduced or imitated by competitors. As a result of these and other factors, there can be no assurance that the Company will successfully maintain its market position.

Dependence on Technology

Certain of the Company's product lines, especially those sold under the "MFE" brand name and the product lines that the Company recently acquired in the acquisition of Lasiris, Inc. ("Lasiris"), compete in a market characterized by ongoing technological development. The success of these products depends, in part, on the Company's ability to adapt its products to technological changes in the industry. In addition, the Company has limited resources to allocate among its research and development efforts, and the amount, if any, allocated to any one product line may not be sufficient to enable the Company to preserve any competitive advantages which the Company's products may have or to compete with technological developments by their competitors. There can be no assurance that the technology used in the Company's products has not been or will not be superseded by technological innovations.


Uncertainties of Acquisition Strategy


The Company intends, from time to time, to evaluate and consider potential acquisitions of business or assets to complement or expand its product lines or business. No assurance can be given that suitable acquisition candidates can be acquired on acceptable terms or that future acquisitions, if completed, will be successful. Future acquisitions by the Company could result in the incurrence of debt, the potentially dilutive issuance of equity securities and the incurrence of contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's business, operating results and financial condition. The success of any completed acquisition will depend on the Company's ability to integrate effectively the acquired business or assets into the Company. The process of integrating any acquired business or assets may involve numerous risks, including difficulties in the assimilation of operations and products, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has limited or no direct prior experience and the potential loss of key employees of the acquired businesses. The Company has no present understandings, commitments or agreements with respect to any acquisition.

History of Losses; Uncertainty of Future Profitability.

The Company has experienced operating losses (before extraordinary items) during recent fiscal years. The Company may continue to experience operating losses over the foreseeable future. The amount of net losses the Company may incur and the time required by the Company and its ability, if any, to reach or sustain profitability are uncertain.

Control by Certain Stockholders

The executive officers and directors of the Company
collectively own or control approximately 25.5% of the Company's Common Stock after giving effect to the possible exchange of the 444,146 shares of Lasiris Holdings, Inc. issued in the recent acquisition for shares of Common Stock. (See "-Potential Impact of
Shares Eligible for Future Sale").   Accordingly, these persons
will have the ability to control the Company's Board of Directors and, therefore, the business, policies, executive compensation, and affairs of the Company. Furthermore, such control could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock.

Potential Fluctuations in Quarterly Results

Given the long sales cycle in some of the Company's market sectors and customers' political and budgetary conditions, revenue can vary substantially on a monthly and quarterly basis. Accordingly, the timing and delivery requirements of customers' orders, particularly in the case of U.S. Government contracts, may have a material effect on the Company's operations and financial results during any reporting period.

Risks Associated with Goodwill

Goodwill associated with the acquisition of the Company on June
14, 1989 is being amortized over forty years in the amount of approximately $269,000 per year. At December 31, 1997, the balance of goodwill remaining to be amortized was $8,453,0000. This amortization of goodwill is not deductible for tax purposes, resulting in income tax provisions that are higher than the statutory rates. It is likely that for the foreseeable future the Company's operating results will be adversely impacted by such goodwill amortization and comparatively high effective tax rates.
 If an impairment in the carrying value of the Company's goodwill should occur, the Company would reduce the carrying amount to its fair market value and record the amount of that reduction as a charge to the Company's income. Due to the lengthy remaining amortization period, there can be no assurance that such a reduction in realizable value will not occur.

Risks Associated with International Operations


In December 1997, the Company established Radiant Asiatec Pte
Ltd, an 80%-owned subsidiary for the purpose of distributing and selling certain of its products in Southeast Asia. With the recent acquisition of Lasiris, the Company now also has a Canadian subsidiary which sells products in North America, Europe and Japan. Thus, the Company is subject to risks associated with operating in foreign countries, including fluctuations in foreign currency exchange rates, imposition of limitations on conversion of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries, imposition or increase of withholding and other taxes on remittances and other payments on foreign subsidiaries, hyperinflation and imposition or increase of investment and other restrictions by foreign governments. Although such risks have not historically had a material adverse effect on the Company, no assurances can be given that such risks will not have a material adverse effect on the business, results of operations and financial condition of the Company in the future.

Dependence on Key Personnel

The Company is highly dependent on its senior and middle management. The loss of key management personnel or an inability to attract and retain sufficient numbers of qualified management personnel could materially and adversely affect the Company's business, results of operations and financial condition.

Risks Associated with Environmental Matters

The Company's operations are subject to federal, state, and local laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. While the Company believes it is in material compliance with those laws and regulations, there can be no assurance that the Company will not incur significant costs to remediate violations thereof or to comply with changes in existing laws and regulations (or the enforcement thereof). Such costs could have a material adverse effect on the Company's business, results of operations, and financial condition.

The Company's Salem, New Hampshire headquarters is currently the subject of environmental testing and monitoring relating to soil and groundwater contamination which occurred under prior ownership. The Company believes that the costs of any required remediation will be covered by an environmental indemnity obtained from the seller, John Hancock Mutual Life Insurance Company. Compliance with environmental laws and regulations in the future may require additional capital expenditures and the Company expects that in the foreseeable future such capital expenditures will be financed by cash flow from operations.

Unpredictability of Patent Protection and Other Intellectual
Property

While the Company has been issued patents with respect to certain of its products, there can be no assurance that others will not independently develop similar or superior products or technologies, duplicate any of the Company's designs, processes or other intellectual property or design around any processes or designs on which the Company has or may obtain patents. In addition, it is possible that third parties may have or acquire licenses for other technology or designs that the Company may use or desire to use. As a result, the Company may need to acquire licenses to use such technology or designs of third parties. There can be no assurance that any such license would be made available to the Company on acceptable terms, if at all. The Company also relies on trade secrets and proprietary information that it seeks to protect. There can be no assurance that the Company will be successful in protecting such trade secrets or proprietary information against unauthorized use by others or disclosure by persons who have access to them, such as employees of the Company.

Litigation


The Company is a named defendant in a civil action filed on or about February 17, 1998, in the Superior Court of Massachusetts, Essex County. The plaintiff, Dolan-Jenner Industries, Inc., alleges that the Company and one of its employees (a former employee of the plaintiff) have breached or interfered with a non-competition and non-disclosure agreement and have misappropriated plaintiff's proprietary information. The plaintiff has sought both injunctive relief and monetary damages. The Court has denied plaintiff's request for preliminary injunctive relief finding, among other things, that the plaintiff has not established a likelihood of success on the merits of its claims. The Company believes that it has meritorious defenses to all remaining claims made by the plaintiff.

Possible Volatility of Stock Price

The market price of the Company's Common Stock may be subject to significant fluctuation in response to variations in quarterly operating results and other factors, such as announcements of product innovations by the Company or its competitors or other events. Moreover, the stock market has in recent years experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Broad market fluctuations, as well as economic conditions generally and in the industries in which the Company competes specifically, may adversely affect the market price of the Company's Common Stock.

Potential Impact of Shares Eligible for Future Sale

Sales of substantial amounts of Common Stock in the public market could have an adverse effect on the market price of the Common Stock. In addition to the Shares offered hereby, previously issued and outstanding shares of Common Stock are currently eligible for sale subject to the provisions of applicable securities laws. The Company issued options to purchase shares of Common Stock in connection with the merger (the "Merger") of the Company with Brower Exploration, Inc., a Wyoming corporation ("Brower"), which options are currently eligible for exercise. The Company has also granted options to purchase 123,040 shares of Common Stock pursuant to its Amended and Restated 1994 Stock Option Plan and options to purchase 42,000 shares of Common Stock outside of any plan, all of which are eligible for resale subject to the provisions of Rule 701 under the Securities Act. In addition, the Company has filed a registration statement covering the shares of Common Stock reserved for issuance under the Company's 1996 Stock Option and Incentive Plan and, accordingly, the 141,040 shares of Common Stock underlying outstanding options issued under the 1996 Stock Option and Incentive Plan are eligible for sale in the public market, subject, with respect to affiliates of the Company, to compliance with applicable Rule 144 limitations. Further, the Company has issued certain subordinated notes convertible, at the option of the holder, into 183,051 shares of Common Stock (subject to adjustment), which, upon conversion, would be eligible for sale subject to the provisions of Rule 144. Finally, in connection with the recent acquisition of Lasiris, Lasiris Holdings, Inc., a newly-formed Canadian subsidiary of the Company, issued 444,146 shares of its capital stock which are exchangeable for shares of Common Stock on a one-for-one basis. Upon such an exchange, the shares of Common Stock so issued would be eligible for sale subject to the provisions of Rule 144 or other applicable securities laws.

Year 2000 Issues

In the conduct of its own operations, the Company relies upon commercial computer software primarily provided by independent software vendors. After an analysis of the Company's exposure of the impact of "year 2000 issues" (i.e., issues that may arose resulting from computer programs that use only the last two, rather than all four, digits of the year), the Company believes that such commercial software is substantially year 2000 compliant and that such independent vendors will be able to complete such year 2000 compliance in a timely manner and without any material impact on the Company business, operations or financial condition. In addition, the Company has completed an upgrade to the Company's integrated manufacturing software which has brought such software into year 2000 compliance. However, the Company is subject to year 2000 issues that may affect the economy generally or any customers, suppliers or others with whom the Company does business and over whose year 2000 compliance the Company has no control.

THE COMPANY

Stocker & Yale is a diversified manufacturing company engaged predominantly in the production of industrial fluorescent and fiber optic lighting products, thermal printers and recorders, and machine tool components. The Company operates in two company-owned facilities in Salem, New Hampshire and Fraser, Michigan.

The Company's Salem Division, located in Salem, New Hampshire, produces a broad array of inspection and measurement instruments and accessories, including industrial lighting products, chart recorders and thermal printers, and military watches and compasses. The Company's products are used by a variety of participants in the semiconductor, computer assembly, laboratory, and robotics fields. The Company's lighting products are sold worldwide through a network of 125 microscope dealers and machine vision integrators. Under the "MFE" brand name, the Company also manufactures a range of thermal printer and recorder products for the test and measurement market. Further, Stocker & Yale has been a long-standing manufacturer and distributor of compasses and supplier of military watches to the U.S. Government, foreign governments, and the U.S. and foreign civilian market.

For over 50 years, the Company's Stilson/Die-Draulics Division ("SDD Division"), located in Fraser, Michigan, has manufactured a wide range of machine tool components and material handling accessories, which are used extensively in the construction and maintenance of assembly and conveying machinery. The SDD Division's customers are primarily in the automotive, appliance and packaging industries. SDD Division products are sold to over 5,000 customers both directly and through 45 worldwide distributors.

During its 50 year history, the Company has built a loyal customer base and has developed brand names that are well-recognized within its customers' industries. In recent years, the Company's product and market diversity have enabled the Company to generate cash flow sufficient, in part, to substantially reduce debt and fund increased product research and development. The Company's long-term goal is to position the Salem Division as a single source for customers' diverse industrial lighting requirements, offering an expanded line of lighting products which will include fluorescent, fiber optic and halogen lighting. The Company's market research suggests that by offering a more extensive line of lighting products, the Company may benefit from customer preference for a single source to fulfill all their lighting requirements.

Over the last several years, management has focused on strengthening the Company's balance sheet and has achieved a significant reduction in the Company's long-term debt. More recently, management has focused on operational matters. In September 1995, the Company moved its headquarters to a larger, more efficient facility in New Hampshire which will better accommodate any future expansion. During 1997, the Company introduced several new fluorescent lighting products and over 75 new fiber optic products. In July 1997, the Company commissioned its state-of-the-art fiber optic drawing tower which enables the Company to vertically integrate its fiber optic product manufacturing operations. The Company has built up its engineering team in order to accelerate product development. The Company has reorganized its sales department to increase the frequency of customer contact and to accommodate the Company's growing emphasis on its lighting business.


As of May 13, 1998, the Company acquired Lasiris, Inc., a
Canadian manufacturer of industrial lasers for the machine vision and industrial inspection industries. Lasiris was founded in 1985 to offer technical and scientific expertise in lasers, optics, and holography. Through a number of research and development contracts, Lasiris began in 1990 to design a wide range of laser pattern projectors for industrial inspection and machine vision. Lasiris has consistently invested a significant percentage of its revenue in research and development and holds a variety of patents and trademarks. Lasiris operates out of an approximately 20,000 sq. ft. leased facility in Saint-Laurent, outside Montreal, Quebec, and employs approximately 50 people. The Company intends to operate Lasiris as a wholly-owned Canadian subsidiary. The Company's management believes that Lasiris' business fits with the

Company's corporate strategy to build an industrial lighting company which offers customers one-stop shopping for industrial lighting solutions for the industrial inspection market, including both machine vision and microscopy industries.

RECENT EVENTS

On July 14, 1998, the Company announced that it had signed a nonbinding letter of intent to sell its Stilson Division to De-Sta-Co Industries. Subject to the execution of a definitive purchase and sale agreement and a due diligence review of the Stilson Division, De-Sta-Co would acquire the assets of Stilson for $3 million cash, assumption of approximately $1 million of operating liabilities and semi-annual payments of 2% of future Stilson product line revenues for three years. Although the parties anticipate consummating the sale on or before September 30, 1998, there can be no assurance as to when such a transaction would close, if at all, or as to the definitive terms of such a transaction.


USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.


REGISTRATION RIGHTS

The registration of the Shares pursuant to the Registration Statement of which this Prospectus is a part will discharge a portion of the Company's obligations under the terms of a Stock Purchase Agreement dated May 13, 1998 (the "Stock Purchase Agreement").

Pursuant to the Stock Purchase Agreement, the Company has agreed to pay all expenses of registering the Shares (other than brokerage and underwriting commissions, taxes of any kind and any legal, accounting and other expenses incurred by a holder thereunder). The Company also has agreed under the Stock Purchase Agreement to indemnify each Selling Stockholder and its officers, directors and other affiliated persons and any person who controls any Selling Stockholder against losses, claims, damages and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus, subject to certain limitations. In addition, each Selling Stockholder under the Stock Purchase Agreement severally agreed to indemnify the Company and its respective directors, officers and any person who controls the Company against all losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to information furnished to the Company by such Selling Stockholder for use in the Registration Statement or Prospectus or an amendment or supplement thereto or the failure by such Selling Stockholder (through no fault of the Company) to deliver or cause to be delivered this Prospectus or any amendment or supplement thereto to any purchaser of Shares covered by the Registration Statement from such Selling Stockholder.

SELLING STOCKHOLDERS

The Shares are to be offered by and for the respective accounts of the Selling Stockholders. The following table sets forth the name and number of shares of Common Stock owned by each Selling Stockholder to the best knowledge of the Company as of June 30, 1998. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders. Because the Selling Stockholders may sell all, some or none of the Shares, the Company has assumed that the Selling Stockholders will sell all of the Shares for the purposes of determining the number and percentage of shares of Common Stock that each Selling Stockholder will own upon completion of the offering to which this Prospectus relates. The amounts set forth below are based upon information provided by the Selling Stockholders and are accurate to the best knowledge of the Company.


                         Shares of
                       Common Stock     Shares of            Shares of
                       Beneficially    Common Stock     Common Stock Owned
                          Owned          Offered       After the Offering (2)
Selling Stockholder	  as of 6/30/98 (1)  Hereby        Number(1)	 Percent (3)

Mark W. Blodgett (4)		  787,324.1       26,500.0       760,824.1   22.2%
Clifford L. Abbey (5)		  12,000.0        2,000.0        10,000.0     *
HMK Enterprises, Inc.	   10,000.0       10,000.0         -----      	*
John M. Nelson (5)		     24,000.0       10,000.0        14,000.0     *
Susan Hojer Sundell (6)	 20,830.0          500.0       	20,330.0     *
Kenneth A. Ribeiro		      2,060.0          500.0         1,560.0     *
George A. Fryburg		         500.0          500.0          -----     	*
Joseph E. Sheehan, III  	50,000.0       50,000.0          -----     	*
Trust
Zita M. Sheehan - Trust  50,000.0       50,000.0          -----     	*
Marcuard Cook & Cie,	   150,000.0      150,000.0          -----     	*
S.A.
Trust Under the Will    	32,500.0       12,500.0        20,000.0     *
of Kenneth R. Berol
FBO John A. Berol
Trust Under the Will    	32,500.0       12,500.0        20,000.0     *
of Kenneth R. Berol
FBO David N. Berol
Berol Family Trust       32,500.0       12,500.0        20,000.0     *
Margaret Beattie
Berol Family Trust       30,500.0       12,500.0        18,000.0     *
John Berol
Total	              	 1,234,714.1      350,000.0	      884,714.1   25.5%
_________________
*	Less than 1%.

(1)	Includes options to purchase shares of Common Stock that are exercisable within 60 days of June 30, 1998.
(2)	Assumes that all Shares hereby offered by the Selling
Stockholders are sold.
(3)	Based on 2,920,194.6 outstanding shares of Common Stock of the
Company as of June 30, 1998.  Options to purchase Common Stock that are exercisable within 60 days of June 30, 1998 are deemed outstanding for computing the ownership of each Selling
Stockholder as a percentage of the total number of shares
outstanding, but are not deemed outstanding for computing the percentage of any other person or group. Does not include the
444,146 shares of Common Stock that may be issued upon exchange of the shares of Lasiris Holdings, Inc. issued in the recent acquisition. See "Risk Factors-Potential Impact of Shares
Eligible for Future Sale."
(4)	Includes 691,630.8 shares owned directly and 19,600 owned
indirectly through the Helen W. Blodgett Trust, of which Mark
W. Blodgett is a trustee.  Total also includes 62,534 shares subject to options exercisable within 60 days, and 13,559.3
shares which may be acquired by the Helen W. Blodgett Trust
within 60 days pursuant to 7.25% Convertible Subordinated Notes due May 1, 2001.  Total excludes 145,507.2 shares owned by the
Blodgett 1989 Family Trust, of which Mr. Blodgett is the
settlor.  Mr. Blodgett disclaims beneficial ownership of the shares held by the Blodgett 1989 Family Trust and the Helen W.
Blodgett Trust.
(5)	Includes 9,000 shares subject to options exercisable within 60 days of June 30, 1998.
(6)	Includes 19,000 shares subject to options exercisable within 60 days of June 30, 1998.

The relationships of certain of the Selling Stockholders to the Company are as follows:


Name						              Relationship

Mark W. Blodgett			     Chairman of the Board of Directors and
                        Chief Executive Officer
Clifford L. Abbey		     Director
HMK Enterprises, Inc.		 Steven E. Karol, a Director of the
                        Company, is President andChief Executive
                        Officer of HMK Enterprises, Inc.
John M. Nelson			       Director
Susan Hojer Sundell		   Senior Vice President-Finance and Treasurer
Kenneth A. Ribeiro		    Vice President-Engineering, Salem Division
George A. Fryburg		     Senior Vice President and General Manager,
                        Salem Division


PLAN OF DISTRIBUTION

Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale.
 Such sales may be made in transactions on the Nasdaq SmallCap Market or otherwise at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may also make private sales either directly or through a broker or brokers. The Shares may be sold by one or more of the following methods: (a) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares of Common Stock covered hereby, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers.

Until the distribution of the Shares is completed, rules of the Commission may limit the ability of any underwriters and selling group members to bid for and purchase the Common Stock. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

If any underwriters create a short position in the Shares in connection with the offering, i.e., if they sell more Shares than are set forth on the cover page of this Prospectus, the underwriters may reduce that short position by purchasing shares of Common Stock in the open market.


The lead underwriters may also impose a penalty bid on certain other underwriters participating in the offering and selling group members. This means that if the lead underwriters purchase shares of Common Stock in the open market to reduce the underwriters short position or to stabilize the price of the Common Stock, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those Shares as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resale of the security before the distribution is completed.

The Company does not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Common Stock. In addition, the Company does not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The Company has agreed to indemnify each Selling Stockholder against any liabilities, under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact in the Registration Statement or this Prospectus or by any omission of a material fact required to be stated therein except to the extent that such liabilities arise out of or are based upon any untrue or alleged untrue statement or omission in any information furnished in writing to the Company by the Selling Stockholder expressly for use in the Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. All expenses incident to the offering and sale of the Shares (other than brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the Selling Stockholders) shall be paid by the Company.


EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1997, to the extent of and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants; as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


LEGAL MATTERS

The validity of the issuance of the Shares offered hereby will be passed upon for the Company by its counsel, Goodwin, Procter &
Hoar  LLP, Boston, Massachusetts.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This
Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.





TABLE OF CONTENTS



Page

Available Information	2
Incorporation of Certain
Documents by Reference	2
Risk Factors	4
The Company	8
Recent Events	9
Use of Proceeds	9
Registration Rights	9
Selling Stockholders	10
Plan of Distribution	11
Legal Matters	12
Experts	12

350,000 Shares

STOCKER & YALE, INC.



COMMON STOCK










PROSPECTUS

August ___, 1998

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) anticipated to be paid by the Company in connection with the issuance and distribution of the Securities.

SEC Registration Fee		           $  	326
Legal Fees and Expenses			        19,000
Accounting Fees and Expenses		    	5,000
Placement Fees & Expenses			      77,000
Transfer and Agency Fees			          250
Miscellaneous	 		                    750
Total		                        $	102,326


Item 15.  Indemnification of Directors and Officers.

The Company is a Massachusetts corporation. Reference is made to Chapter 156B, Section 13 of the Massachusetts Business Corporation Law (the "MBCL"), which enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain stockholders) or (iv) for any transaction from which a director derived an improper personal benefit. The Company has adopted such provisions in its Articles of Organization.

Reference also is made to Chapter 156B, Section 67 of the MBCL, which provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

The Company and its directors and officers do not currently carry liability insurance.

Item 16.  Exhibits.

Exhibit
No.	Description

*	 4.1	   Form of Stock Purchase Agreements dated as of May 13,
          1998, between the Company and the Selling Stockholders
* 	5.1	   Opinion of Goodwin, Procter & Hoar LLP
*	23.1	   Consent of Arthur Andersen LLP
	 23.2   	Consent of Goodwin, Procter & Hoar LLP (included in
          Exhibit 5.1)
	 24.1	   Power of Attorney (included on signature page)
_______________
*	Filed herewith.

Item 17.  Undertakings.

A.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are
being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section
10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant under the Exchange Act.

2.	That, for the purpose of determining any liability
under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-
effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for
purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under
the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of New Hampshire, on August 3, 1998.

STOCKER & YALE, INC.

By:	 /s/ Mark W. Blodgett
         Mark W. Blodgett
         Chairman and Chief Executive Officer


POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned officers and directors of Stocker & Yale, Inc. hereby severally constitutes Mark W. Blodgett his or her true and lawful attorney with full power to her, to sign for the undersigned and in his or her name in the capacity indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in his or her name and in his or her capacity as an officer or director to enable Stocker & Yale, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his or her signature as it may be signed by his or her said attorney, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Mark W. Blodgett
    Mark W. Blodgett
    Chairman of the Board of Directors and Chief
    Executive Officer
   	August 5, 1998
  		(Principal Executive Officer)

/s/ James Bickman
    James Bickman
   	President and Director
    August 5, 1998

/s/ Alex W. Blodgett
    Alex W. Blodgett
    Director
    August 5, 1998

/s/ Clifford Abbey
    Clifford Abbey
    Director
    August 5, 1998

/s/ Steven E. Karol
    Steven E. Karol
    Director
    August 5, 1998

/s/ John M. Nelson
    John M. Nelson
    Director
    August 5, 1998

/s/ Susan H. Sundell
    Senior Vice President-Finance and Treasurer
    August 5, 1998
    Susan H. Sundell
 		 (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit
Number	Description

*	 4.1	-	Form of Stock Purchase Agreement dated as of May 13,
         1998, between the Company and each of the Selling
         Stockholders
*	 5.1	-	Opinion of Goodwin, Procter & Hoar LLP
*	23.1	-	Consent of Arthur Andersen LLP
	 23.2	-	Consent of Goodwin, Procter & Hoar LLP (included in
         Exhibit 5.1)
 	24.1	-	 Power of Attorney (included on signature page)

_________________
*Filed herewith.

EXHIBIT 4.1

FORM OF
STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this "Agreement"), dated May 13,
1998, by and between Stocker & Yale, Inc., a Massachusetts corporation (the "Company"), and the investor named on the signature page hereof (the "Investor").

W I T N E S S E T H

WHEREAS, the Company is offering for sale up to 350,000 shares (the "Shares") of its Common Stock (as defined below) at the price of $3.50 per share (the "Per Share Purchase Price"), pursuant to a Private Placement Memorandum dated May 1, 1998 (the "Memorandum"), this transaction generally being herein referred to as the "Private Placement"; and

WHEREAS, the Investor desires to purchase from the Company shares of Common Stock on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Definitions.  Unless specifically defined herein,
capitalized terms used herein have the meaning ascribed to such terms in the Memorandum except that, unless the context requires otherwise, the following terms have the meanings indicated:

"Business Day" means any day except Saturday, Sunday and any day which shall be in Boston, Massachusetts a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

"Common Stock" means the Common Stock, par value $0.001 per share, of the Company.

"Investor Shares" shall mean the shares of Common Stock subscribed for hereunder by the Investor, together with any shares of Common Stock issued in respect of such shares pursuant to a dividend or distribution, stock split, recapitalization, or similar transaction.

"Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

"Placement Agent" means J.E. Sheehan & Co.

2.	Purchase of Common Stock; Subsequent Sale.

(a)	Purchase.

(1)	Subject and pursuant to the terms and
conditions set forth in this Agreement, the Company agrees that it will issue and sell to the Investor and the Investor agrees that it will purchase from the Company, at the Per Share Purchase Price, __________ Shares (the "Investor Shares") for an aggregate purchase price of $_______ (the "Aggregate Purchase Price"). The Shares are being offered pursuant to the Memorandum.

(2)	The Company proposes to enter into a similar
form of Stock Purchase Agreement with other investors (the "Other
Investors"). The Investor and the Other Investors are hereinafter referred to collectively as the "Investors."

(3)	The Investor understands that the Company
will notify it whether this subscription has been accepted or rejected. The Investor further understands and agrees that the Company reserves the right to accept or reject subscriptions (in whole or in part), and that this subscription may be accepted or rejected by the Company (in whole or in part) at any time for any reason whatsoever, as it shall deem necessary or appropriate.

(b)	The Investor acknowledges and agrees that the
Aggregate Purchase Price delivered herewith shall be held in escrow by Goodwin, Procter & Hoar LLP, as escrow agent (the "Escrow Agent"), until the consummation of the Pending Lasiris Acquisition (as defined in the Memorandum). If the Pending Lasiris Acquisition is not consummated for any reason, the offering contemplated by the Memorandum and the issuance and sale of Shares contemplated hereby shall be terminated and the Company shall cause the Escrow Agent to return to the Investor the entire Aggregate Purchase Price paid hereunder, together with any interest thereon.

(c)	Subsequent Sale.	During the period beginning on
the date hereof and continuing until the Closing, the Investor will not offer, sell, contract to sell or otherwise dispose of, or bid for, purchase, contract to purchase or otherwise acquire, any shares of Common Stock or interests therein without the prior written consent of the Company.

3.	Representations, Warranties, Covenants and Agreements.

The Investor represents, warrants and agrees as follows:


(1)	The Investor has received and reviewed a copy
of the Memorandum, and all appendices and supplements (if any) thereto, relating to the Shares and understands that no Person has been authorized to give any information or to make any representations that were not contained in the Memorandum, and the Investor has not relied on any such other information or representations in making a decision to purchase the Investor Shares. The Investor has had access to such financial and other information and has had the opportunity to ask questions and receive answers as deemed necessary in respect of the decision to purchase the Shares, and has consulted with advisors concerning the proposed investment in the Company. The Investor understands that an investment in the Company involves a high degree of risk for the reasons, among others, set forth under the caption "RISK FACTORS" in the Memorandum.

(2)	 The Investor has made an investigation as to
whether or not to invest in the Shares and, in making the decision to so invest, is not in any way relying on the fact that any other Person has decided to invest in the Shares.

(3)	 The Investor represents that the Investor
(or, if applicable, each managed account on whose behalf the Investor Shares are being purchased by such Investor) is a sophisticated investor or is an "accredited investor" as defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"), as certified by the Investor pursuant to the Investor Questionnaire attached hereto as Annex I. The Investor further represents that the Investor (or, if applicable, each managed account on whose behalf the Investor Shares are being purchased) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Shares and can bear the economic risk of loss of the entire investment in the Shares being purchased.

(4)	The Investor understands and expressly
acknowledges and agrees that none of the Shares has been, or will be, registered or qualified under the Securities Act, or under any applicable securities laws of any State of the United States ("Applicable State Law") and therefore may not be offered, sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, directly or indirectly, unless subsequently registered or qualified under the Securities Act and under Applicable State Law or unless any exemptions from the registration requirements of the Securities Act and Applicable State Law are available, in each case to the extent permitted by the terms of this Agreement.

(5)	The Investor understands and agrees that all
certificates representing the Investor Shares shall bear a legend which will be substantially in the form of the following:

"THE SECURITIES REPRESENTED BY THIS
CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED (THE
"ACT") AND SUCH SECURITIES MAY NOT BE
OFFERED, SOLD, PLEDGED, TRANSFERRED OR
HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT
PURSUANT TO (1) A REGISTRATION STATEMENT WITH
RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE
UNDER SUCH ACT OR (2) RULE 144 OR 144A UNDER
SUCH ACT OR ANY  OTHER AVAILABLE EXEMPTION
FROM REGISTRATION UNDER SUCH ACT RELATING TO
DISPOSITION OF SECURITIES."

(6)	The Investor (or, if applicable, each managed
account on whose behalf the Investor Shares are being purchased by the Investor) will acquire the Investor Shares pursuant to this Agreement for its own account for investment and not with a view to, or in connection with, the resale or distribution thereof or in any arrangement or understanding with any other persons regarding the distribution of such Shares in violation of the Securities Act.

(7)	The Investor hereby covenants and agrees with
the Company not to make any sale of the Investor Shares without causing the prospectus delivery requirement under the Securities Act to be satisfied or otherwise complying with the Securities Act, and the Investor acknowledges and agrees that the Shares are not transferable on the books of the Company unless the certificate submitted to the transfer agent evidencing the Investor Shares is accompanied by (1) a separate certificate (i) in the form of Annex V hereto, (ii) executed by an officer of, or other authorized person designated by, the Investor, and (iii) to the effect that (A) the Investor Shares have been sold in accordance with a registration statement pursuant to Section 7 and (B) the requirement of delivering a current prospectus has been satisfied; or (2) an opinion of counsel reasonably satisfactory to the Company stating that registration is not required under the Securities Act. The Investor acknowledges that there may be times when the Company may suspend the use of the prospectus forming a part of a registration statement in the event and during such period pending negotiations relating to, or consummation of, a transaction or the occurrence of any other event that would require additional disclosure of material information by the Company in the registration statement (as to which the Company has a bona fide business purpose for preserving confidentiality) that would make it impractical or inadvisable to cause the registration statement to be filed or to become effective or to amend or supplement the registration statement or which otherwise renders the Company unable to comply with the Securities and Exchange Commission (the "Commission") requirements. In such event, the Company may suspend the use of such prospectus until such time as an amendment to such registration statement has been filed by the Company and declared effective by the Commission, or until such time as the Company has filed an appropriate report with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that such suspension shall not be for a period of more than 30 consecutive trading days during any one
(1) suspension period or more than 60 trading days in any one (1) year period. The Investor hereby covenants and agrees that it will not sell any Investor Shares pursuant to said prospectus during the period commencing at the time at which the Company gives the Investor written notice of the suspension of the use of said prospectus and ending the earlier of 30 consecutive trading days after such notice or the date on which the Company gives the Investor written notice that the Investor may thereafter effect sales pursuant to said prospectus.


(8)	The execution and delivery of this Agreement
by the Investor and the performance of this Agreement and the consummation by the Investor or the Investor's advisory clients, as the case may be, of the transactions contemplated hereby have been duly authorized by all necessary (corporate, in the case of a corporation) action of the Investor and, if applicable, the Investor's advisory clients; and this Agreement, when duly executed and delivered by the Investor, will constitute a valid and legally binding instrument, enforceable in accordance with its terms against the Investor or any of the Investor's advisory clients, as the case may be, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law) and except as the indemnification and contribution agreements of the Investor in Section 7(d) hereof may be legally unenforceable.

(9)	 The Investor represents that:

(A)	If the Investor is a corporation, it is
a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority (corporate and other) to perform its obligations under this Agreement. The person executing this Agreement on behalf of the Investor is authorized to act for the Investor in subscribing for the Shares.

(B)	If the Investor is a corporation acting
in an advisory capacity, it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority (corporate and other) to act on behalf of its advisory clients under this Agreement.

(C)	If the Investor is a trust, the trustee
thereunder has been duly appointed as trustee of such Investor with full power and authority to act on behalf of such Investor and to perform the obligations of such Investor under this Agreement. Furthermore, the trustee under such trust has independently determined that the purchase of the Investor Shares is a suitable investment for such trust as authorized by the terms thereof and applicable laws and regulations.

(D)	 If the Investor is a limited partnership, it is a limited
partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to perform its obligations under this Agreement.

(E)	If the Investor is a limited partnership acting in an advisory capacity, it is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to act on behalf of its advisory clients under this Agreement.

(F)	If the Investor is a corporation, partnership, trust or other form of business entity, the execution and delivery of this Agreement will not contravene or result in a default under any provision of existing law or regulations to which the Investor is subject, the provisions of its trust instrument, charter, by-laws or other governing documents or any indenture, mortgage or other agreement or instrument to which it is a party or by which it is bound and does not require on its part any approval, authorization, license or filing from or with any foreign, federal, state or municipal board or agency which has not been obtained or duly made.

(G)	 If the Investor is an individual, the Investor has full power and authority to perform its obligations under this Agreement.

(10)	The Investor agrees to complete and execute and return to the
Company (a) the Investor Questionnaire attached as Annex I to this Agreement if the Investor is investing in Shares as an "accredited investor;" (b) if the Investor is acting on behalf of a managed account in the purchase of any Investor Shares, the Managed Accounts Representation Letter attached as Annex II to this Agreement; and (c) the Registration Statement Questionnaire attached as Annex IV, in each case together with an executed signature page to this Agreement.
The Investor represents and warrants that the answers thereto are true and correct as of the date hereof and will be true and correct as of the effective date of the Registration Statement (as defined in Section 7). The Investor further represents and warrants that it is not purchasing the Investor Shares on behalf of any managed account other than as listed in the Managed Account Representation Letter.

(11)	 The Investor has not entered into any contracts, arrangements, understandings or relationships (written or otherwise) with any other Person or Persons (other than the Company) with respect to any securities of the Company (including but not limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies) or the operations, management or control of the Company; the Investor is not bound together, under common control with, in a common enterprise with, or otherwise acting in concert with, any other Person or Persons in connection with the transactions contemplated by this Agreement; and the Investor does not own any securities of the Company which are pledged or otherwise subject to a contingency the occurrence of which would give another Person voting power or investment power over such securities.

(12)	Except as otherwise set forth in Annex III:
(i) as of the date hereof, the Investor did not beneficially own any shares of Common Stock; and (ii) as of the date of this Agreement, the Investor does not beneficially own any shares of Common Stock.

(13)	No state, federal or foreign regulatory approvals, permits,
licenses or consents or other contractual or legal obligations are required for the Investor to enter into this Agreement or otherwise purchase the Investor Shares.

(b)	The Company hereby represents, warrants and agrees
as follows:

(1)	The Company and each of its subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, with full power and authority
(corporate and other) to perform its obligations under this Agreement.


(2)	The execution, delivery and performance of this Agreement by the
Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action of the Company; and this Agreement, when duly executed and delivered by the Investor, will constitute a valid and legally binding instrument of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law) and except as the indemnification and contribution agreements of the Company in Section 7(d) hereof may be legally unenforceable.

(3)	The Investor Shares have been duly authorized by the Company, and when issued and delivered by the Company against payment therefore as contemplated hereby and in accordance with the terms of the Memorandum, the Investor Shares will be validly issued, fully paid and nonassessable.

(4)	The execution and delivery of this Agreement, the consummation by the Company of the transactions herein contemplated and the compliance by the Company with the terms hereof do not and will not violate the Articles of Incorporation of the Company, or the By-Laws of the Company, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of their properties or assets are subject, or any applicable statute or any order, judgment, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the valid authorization, execution, delivery and performance by the Company of this Agreement, the issue of the Investor Shares or the consummation by the Company of the other transactions contemplated by this Agreement, except for such consents, approvals, authorizations, registrations or qualifications as may be required under Federal or state securities or "blue sky" laws or, with respect to requirements applicable to the Investor.

(5)	The information contained in the following documents, which the
Company has furnished to the Purchaser, taken as a whole, does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading as of the respective final dates of the documents.

(A)	the Company's Annual Report to Stockholders on Form 10-KSB for
the fiscal year ended December 31, 1997 (without exhibits);

(B)	Notice to Shareholders and Proxy Statement for its Annual Meeting
of Shareholders held May 5, 1998.

(6)	There has been no material adverse change in the financial condition or business or results of operations of the Company since December 31, 1997.

(7)	Except as disclosed in the documents referred to in paragraph (5) above, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business, condition (financial or other), results of operations or prospects of the Company and its subsidiaries taken as a whole or the transaction contemplated by this Stock Purchase Agreement or any of the documents contemplated hereby or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under this Stock Purchase Agreement or any of such other documents.

(c)	Survival of Representations, Warranties and Agreements.
Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein and in the certificates for the Investor Shares delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Investor of the Investor Shares being purchased and the payment therefor.

4.	Closing Conditions.  The respective obligations of the
Investor and the Company, as the case may be, to consummate the purchase and sale of the Investor Shares shall be subject, in the discretion of the Company or the Investor, as the case may be, to the following conditions, any or all of which may be waived, in whole or in part, by the parties hereto, to the extent permitted by applicable law:

(a)	 All representations and warranties and other statements of the other party contained herein are, at and as of the Closing
(as defined below), true and correct in all material respects and the other party shall have performed all of its obligations theretofore to be performed in all material respects.

(b)	The Pending Lasiris Acquisition shall be consummated substantially in the manner described in the Memorandum.

5.	Subscription and Method of Payment.

(a)	The undersigned shall have delivered or cause to
have been delivered in cash, by certified or bank check or by wire transfer of immediately available funds to Goodwin, Procter
& Hoar  LLP, as the designated escrow agent (the "Escrow Agent"),
US $________________ (the "Escrow Amount") to be held by the Escrow Agent; provided, however, that the Placement Agent may retain during the period that the Escrow Amount is held in escrow an amount of cash equal to its placement commission in an amount equal to 6.0% of the Escrow Amount, subject to the sentence immediately prior to the last sentence of this paragraph. The
Company shall reimburse the Placement Agent for up to $3,500 of expenses incurred in connection with the transactions contemplated hereby either by (i) requesting that the Placement
Agent retain such amount out of funds wired into escrow by the Placement Agent, or (ii) in the event of the termination of the transactions contemplated hereby, by delivery of such amount to the Placement Agent by check or by wire transfer of immediately available funds. Subject to the terms and conditions of this Agreement, if the Company delivers an Officer's Certificate executed by the President of the Company certifying as to the satisfaction of the conditions in Section 4 hereof (a "Closing Certificate") on or prior to 5:00 p.m., Eastern time, on the Termination Date (as defined in Section 6 below), the Escrow
Agent, within five business days after such delivery, shall release to the Company the Escrow Amount, less any amounts distributed to the Placement Agent, together with any interest earned on the Escrow Amount during the period held by the Escrow
Agent, against delivery of the Investor Shares to the Investors by the Company. The effective date of the purchase and sale of the Investor Shares shall be immediately before the effective time of the Pending Lasiris Acquisition (the "Closing" or
"Closing Date"). If the Escrow Agent does not receive a Closing Certificate on or prior to 5:00 p.m., Eastern time, on the Termination Date, (i) the Escrow Agent, within two business days following the Termination Date, shall deliver to the Investor the Escrow Amount (less amounts retained by the Placement Agent) and, provided the applicable tax and withholding information in the next sentence has been delivered, any interest earned on the Escrow Amount during the period held by the Escrow Agent, and
(ii) the Placement Agent shall deliver to the Investor an amount in cash equal to its placement commission to the extent necessary to ensure that each Investor receives the refund of the full purchase price paid by such Investor in respect of the Investor
Shares. Prior to the receipt of any accrued interest, the Investor agrees to provide all applicable tax and withholding information reasonably requested by the Company.

(b)	At the Closing, the Investor Shares to be purchased by the Investor hereunder, registered in the name of the Investor or its nominees, as the Investor may specify at least three Business Days prior to the Closing, shall be delivered by or on behalf of the Company to the Investor, for the Investor's account, against release by the Escrow
Agent of the Aggregate Purchase Price therefor in immediately available funds in the form of one or more federal funds checks or a wire transfer to an account designated by the Company.

6.	Termination.

(a).	The respective obligations of the Investor and the
Company to consummate the purchase and sale of the Shares shall terminate on the earlier of (i) the date on which the Company notifies the Investor in writing that the Company has made a good faith determination that the conditions in Section 4 cannot be satisfied by the Termination Date (as defined below) or (ii) May 30, 1998 (the "Termination Date").

(b)	The Company and Investor hereby agree that any
termination of this Agreement pursuant to clause (a) hereof
(other than termination in the event of a breach of this Agreement or as a result of a misrepresentation contained in any of the statements made herein by the Investor) shall be without liability of the Company or the Investor.

7.	Registration of the Shares; Compliance with the
Securities Act.

(a)	Registration Rights; Registration Procedures and
Expenses.


(1)	If at any time or times after the date hereof, the Company shall determine or be required to register any shares of its Common Stock for sale under the Securities Act (whether in connection with a public offering of securities by the Company (a "primary offering"), a public offering of securities by stockholders of the Company (a "secondary offering") or both), but not in connection with a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the Commission under the Securities Act is applicable, the Company shall:

(i)	Promptly give written notice thereof to each of the Investors.

(ii)	Use reasonable efforts to effect the registration under the
Securities Act of all Investor Shares (but not any other shares) which such Investors request to be registered in a writing delivered to the Company within 20 days after such Investors' receipt of the notice referred to above, subject to subparagraph (iii) below.

(iii)	In the case of the registration of shares of Common Stock by the Company in connection with an underwritten public offering,
(i) the Company shall not be required to include any Investor
Shares in such underwriting unless the Investors thereof accept the terms of the underwriting as agreed upon between the Company and the underwriter or underwriters selected by it, and (ii) if the underwriter(s) determines that marketing factors require a limitation on the number of Investor Shares to be offered, the Company shall not be required to register Investor Shares of the Investors in excess of the amount, if any, of shares of the capital stock which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in excess of any amount to be registered for the Company, and in the event of any such limitation the number of Investor Shares of any Investor requesting inclusion in such registration shall be based upon the relative holdings of Common Stock of all Investors requesting such registration (and if any Investor would thus be entitled to include more Investor Shares than such Investor requested to be registered, the excess shall be allocated among other requesting Investors pro rata based upon their relative holdings of Common Stock). All expenses relating to the registration and offering of Investor Shares pursuant to this
Section 7(a)(1) shall be borne by the Company, except that the Investors shall bear underwriting and selling commissions attributable to their Investor Shares being registered and any transfer taxes on shares being sold by such Investors.

(2)	The Company shall:

(a)	Prepare and file with the Commission
within sixty (60) days of the Closing a registration statement
(the "Registration Statement") to enable the sale of the Investor
Shares by the Investor from time to time through the automated quotation system of the Nasdaq SmallCap Market or in privately-negotiated transactions or otherwise.

(b)	Use reasonable efforts, subject to receipt of necessary
information from the Investor, to cause the Registration
Statement to become effective as soon as possible after filing thereof.


(c)	Promptly prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for a period not exceeding the third anniversary of the Closing, or such shorter period which will terminate on the earlier of the date when (i) the Shares held by the Investor may be sold without registration under the Securities Act or (ii) all of the Shares covered by such Registration Statement have been sold pursuant to such Registration Statement or otherwise.

(d)	Promptly furnish to the Investor with respect to the Investor
Shares registered under the Registration Statement (and to each underwriter, if any, of such Investor Shares) such number of copies of the Registration Statement and any amendment or supplement thereto and of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act and such other documents as the Investor may reasonably request, in order to keep the Investor apprised of the progress of the registration process and to facilitate the public sale or other disposition of all or any of the Investor Shares by the Investor.

(e)	Promptly file documents required of the Company for customary
"blue sky" clearance in states specified in writing by the Investor and reasonably required by the Investor in order to resell its Investor Shares; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

(f)	Promptly inform the Investor when any stop order by the Commission has been issued with respect to the Investor Shares and use its best efforts to promptly cause such stop order to be withdrawn.

(g)	Bear all expenses in connection with the procedures in subparagraphs
(a) through (i) of this Section 7(a)(2) and the registration of the Investor Shares pursuant to the Registration Statement, other than fees and expenses, if any, of counsel or other advisors to the Investor, provided that the Company shall pay the reasonable fees and expenses of one counsel to the Investors purchasing Shares in the Private
Placement.

(h)	Take such other actions as may reasonably be necessary to effect the registration of the resale of the Investor Shares in accordance with the terms of this Agreement and to allow such Investor Shares to trade in the same market system or exchange where the Company's Common Stock then trades.


(i)	File the reports required to be filed by it under the Securities
Act and the Exchange Act (or, if the Company is not required to file such reports, it will, upon the request of any holder of Investor Shares, make publicly available other information so long as necessary to permit sales under Rule 144 under the 1933 Act), all to the extent required from time to time to enable the Investor to sell Investor Shares without registration under the Securities Act within the limitations provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission; provided, however, that nothing in this Agreement shall require the Company to file reports under the Securities Act or the Exchange Act, to register any of its securities under the Exchange Act, or to make publicly available any information concerning the Company at any time when it is not required by law or by any agreement by which it is bound to do any of the foregoing.

A questionnaire related to the Registration Statement to be completed by the Investor is attached hereto as Annex IV.

(b)	Intentionally Omitted.

(c)	Transfer of Shares.  The Investor agrees not to
effect any disposition of the Shares or the right to purchase the Shares that would constitute a sale within the meaning of the Securities Act except as contemplated in Sections 7(a)(1)and(2) or pursuant to an exemption from registration under the Securities Act. The Investor agrees to promptly notify the Company of any changes in the information set forth in any registration statement regarding the Investor Shares or the Investor.

(d)	Indemnification and Contribution.  For the purpose
of this Section 7(d):

(1)	The term "Selling Shareholder" shall include
the Investor, officers, directors, trustees, or any affiliate of such Investor and each person, if any, who controls the Selling
Shareholder within the meaning of the Securities Act;

(2)	The term "Registration Statement" shall
include (i) the Registration Statement and any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement and (ii) any registration statement filed in connection with Section 7(a)(i) and any final prospectus, exhibit, supplement or amendment included in or relating to such registration statement; and

(3)	The term "untrue statement" shall include any
untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.


The Company agrees to indemnify and hold harmless each Selling Shareholder from and against any losses, claims, damages or liabilities to which such Selling Shareholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or arise out of any failure by the Company to fulfill any undertaking included in the Registration Statement and the Company will reimburse such Selling Shareholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, any such untrue statement or omission made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Shareholder specifically for use in preparation of the Registration Statement, or the failure of such Selling Shareholder to comply with the covenants and agreements contained in Sections 3(a) and 7(c) hereof respecting sale of the Shares or any statement or omission in any prospectus that is corrected or made not misleading in any subsequent prospectus that was delivered to the Investor prior to the pertinent sale or sales by the Investor.

The Investor agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure to comply with the covenants and agreements contained in Sections 3(a) and 7(c) hereof respecting sale of the Shares, or any untrue statement of a material fact contained in the Registration Statement on the effective date thereof if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of the Investor specifically for use in preparation of the Registration Statement, provided, however, that such Investor shall not be liable in any such case to the extent that the Investor has furnished in writing to the Company information expressly for use in such Registration Statement or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company prior to the filing of the Registration Statement, and if thereafter, has notified the Company of such information immediately upon its occurrence or the Investor's knowledge of its occurrence. The Investor will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. In no event shall the liability of the Investor hereunder be greater in amount than the dollar amount of the proceeds received by such Investor upon the sale of the Shares giving rise to such indemnification obligation.

Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 7(d), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

If the indemnification provided for in this Section 7(d) from the indemnifying person is unavailable to an indemnified person hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying person, in lieu of indemnifying such indemnified person, shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying person and indemnified persons in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying person and indemnified persons shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying person or indemnified persons, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in this
Section 7(d), any reasonable legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7(d), no Investor shall be required to contribute any amount in excess of the dollar amount of the proceeds received by such Investor upon the sale of the Shares giving rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)	Termination of Conditions and Obligations.  The
conditions precedent imposed by Section 4 or this Section 7 upon the transferability of the Investor Shares shall cease and terminate as to any particular number of the Investor Shares when such Investor Shares shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the registration statement covering such Investor Shares or at such time as an opinion of counsel satisfactory to the Company shall have been rendered to the effect that such conditions are not reasonably necessary in order to comply with the Securities Act.

(f)	Information Available.  So long as a registration
statement is effective covering the resale of the Investor
Shares, the Company will furnish to the Investor:


(1)	As soon as practicable after available (but
in the case of the Company's Annual Report to Shareholders, within one hundred twenty (120) days after the end of each fiscal year of the Company), one copy of (i) its Annual Report to Shareholders (which Annual Report shall contain financial statements audited in accordance with generally accepted accounting principles by a national firm of certified public accountants), (ii) if not included in substance in the Annual Report to Shareholders, its Annual Report on Form 10-KSB or equivalent form, (iii) its Quarterly Reports to Shareholders,
(iv) if not included in substance in its Quarterly Reports to Shareholders, its quarterly reports on Form 10-QSB or equivalent form, and (v) a full copy of the particular registration statement covering the Shares (the foregoing, in each case, excluding exhibits);

(2)	Upon the reasonable request of the Investor, all exhibits
excluded by the parenthetical to subparagraph (i) of this
Section 7(f) and all other information that is made available to shareholders; and

(3)	Upon the reasonable request of the Investor, an adequate number of copies of the prospectuses to supply to any other party requiring such prospectuses; and the Company, upon the reasonable request of the Investor, will meet with the Investor or a representative thereof at the Company's headquarters to discuss all information relevant for disclosure in the registration statement covering the Investor
Shares and will otherwise cooperate with any Investor conducting an investigation for the purpose of reducing or eliminating such Investor's exposure to liability under the Securities Act, including the reasonable production of information at the Company's headquarters.

8.	Miscellaneous.

(a)	This Agreement shall be binding upon, and shall
inure solely to the benefit of, each of the parties hereto, and each of their respective heirs, executors, administrators, successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The Investor may not assign any of its rights or obligations hereunder to any other person or entity without the prior written consent of the Company.

(b)	The Investor agrees that it may not terminate or
revoke this Agreement or any agreement, offer or commitment made hereunder.

(c)	This Agreement constitutes the entire agreement
among the parties hereto with respect to the subject matter hereof and may be amended only by written execution by both parties.


(d)	THIS AGREEMENT SHALL BE ENFORCED, GOVERNED AND
CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES. FURTHERMORE, EACH INVESTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE UNITED STATES OF AMERICA FOR THE DISTRICT OF MASSACHUSETTS IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e)	Time is of the essence with respect to all provisions of this
Agreement.

(f)	By executing this Agreement below, the Investor
agrees to be bound by all of the terms, provisions, warranties, covenants and conditions contained herein. Upon acceptance by the Company, this Agreement shall be binding on both parties hereto.

(g)	All notices, requests, consents and other communication
hereunder shall be in writing, shall be mailed by first class registered or certified mail, or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

(h)	if to the Company, to:

Stocker & Yale, Inc.
32 Hampshire Road
Salem, New Hampshire 03079
Attn: Susan H. Sundell

with a copy mailed to:

Goodwin, Procter & Hoar LLP
Exchange Place
Boston, Massachusetts 02109
Attn:  Stuart M. Cable, Esq.

or to such other person at such other place as the Company shall designate to the Investor in writing; and

if to the Investor, at its address as set forth at the end of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

(i)	The headings of the various sections of this
Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(j)	This Agreement may be executed in any number of
counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one in the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STOCKER & YALE, INC.


By:
Name:
Title:


Accepted and Agreed as of the date
first above written:


Name of Investor (Print)


By:
Name:
Title

Address:



Telephone:
Facsimile:

Nominee (name in which Investor
Shares are to be registered, if
different than name of Investor)


Address of Nominee:





Taxpayer I.D. Number:
(if acquired in the name of a
nominee, the taxpayer I.D.
number of such nominee)

(continued on next page)

Designated Bank
Address
ABA No.
Account No.
Attention

EACH INVESTOR EXECUTING THESE PURCHASE
AGREEMENT SIGNATURE PAGES ON BEHALF OF ONE OR
MORE MANAGED ACCOUNTS SHOULD PROVIDE THE NAME
OF, AND FOREGOING INFORMATION WITH RESPECT
TO, EACH SUCH MANAGED ACCOUNT.

ESCROW AGENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Escrow Agent confirms its undertakings under Section 5 of this Agreement.


GOODWIN, PROCTER & HOAR  LLP


By:

PLACEMENT AGENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Placement Agent confirms its undertakings under Section 5 of this Agreement.

J.E. SHEEHAN & CO., INCORPORATED


By:
     Name:
     Title:

EXHIBIT 5.1

[Letterhead of Goodwin, Procter & Hoar  LLP]




August 5, 1998



Stocker & Yale, Inc.
32 Hampshire Road
Salem, New Hampshire  03079

Ladies and Gentlemen:

This opinion is furnished in our capacity as counsel to Stocker
& Yale, Inc., a Massachusetts corporation (the "Company"), in connection with the registration, pursuant to the Securities Act of 1933 (the "Securities Act"), of 350,000 shares (the "Shares") of common stock, par value $0.001 per share, of the Company.

In connection with rendering this opinion, we have examined the Articles of Organization and the Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we have deemed material; a registration statement on Form S-3 under the Securities Act relating to the Shares and the prospectus contained therein; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized, legally issued, fully paid and nonassessable by the Company under the Massachusetts Business Corporation Law.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

Very truly yours,


/s/ Goodwin, Procter & Hoar LLP


GOODWIN, PROCTER & HOAR  LLP

EXHIBIT 23.1

Consent of Independent Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated March 6, 1998 (except for the matters discussed in Notes 6 and 11, for which the date is March 27, 1998) included in Stocker & Yale, Inc.'s Form 10-KSB for the year ended December 31, 1997 and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Boston, Massachusetts
August 5, 1998